UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2024
Commission File Number: 1-35335

Groupon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 West Wacker Drive	60601
25th Floor	(Zip Code)
Chicago
Illinois	(773)	945-6801
(Address of principal executive offices)	(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
    240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 406 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter)
Emerging growth company     ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Exchange and Subscription Agreements

On November 12, 2024, Groupon, Inc. (the “Company”) entered into privately-negotiated agreements (the “Exchange and Subscription Agreements”) with a limited number of existing holders of the Company’s currently outstanding 1.125% Convertible Senior Notes due 2026 (the “2026 Notes”) (such existing holders, the “Offering Participants”). The Offering Participants are institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and/or “qualified institutional buyers” (as defined in Rule 144A under the Securities Act).

Pursuant to the Exchange and Subscription Agreements, the Company will (i) exchange $176,260,000 aggregate principal amount of 2026 Notes held by the Offering Participants for $176,260,000 aggregate principal amount of the Company’s newly-issued 6.25% Convertible Senior Secured Notes due 2027 (the “2027 Notes”) (the “Exchange”) and (ii) issue and sell to certain Offering Participants $21.0 million aggregate principal amount of 2027 Notes for gross cash proceeds of $20.0 million (representing an issue price of 95%) (the “Subscription Transactions” and together with the Exchange, the “Transactions”).

The 2027 Notes are expected to be issued to the Offering Participants in a private placement exempt from registration in reliance on Section 4(a)(2) of the Securities Act. The Company is relying on this exemption from registration based in part on representations made by the Offering Participants in the Exchange and Subscription Agreements. Any shares of the Company’s Common Stock (as defined below) that may be issued upon conversion of the 2027 Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders.

The Transactions are expected to close on or around November 19, 2024, subject to customary closing conditions. The Company intends to use the net proceeds from the 2027 Notes issued pursuant to the Subscription Transactions for general corporate purposes.

2027 Notes Indenture

The 2027 Notes will be issued pursuant to an indenture to be entered into by and between the Company and U.S. Bank National Association, as trustee (the “2027 Notes Indenture”). The 2027 Notes will accrue interest at a rate of 6.25% per annum, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2025. The 2027 Notes will mature on March 15, 2027, unless earlier repurchased or converted pursuant to the terms of the 2027 Notes Indenture. The 2027 Notes are not redeemable by the Company.

If by November 20, 2025, the Company has failed to either (i) pledge all of its equity interests (the “SumUp Equity”) in SumUp Holdings, S.a.r.l, a limited liability company incorporated and existing under the laws of Grand Duchy of Luxembourg (“SumUp”), as collateral for the 2027 Notes (the “SumUp Equity Pledge”), (ii) transfer all of the SumUp Equity to a direct wholly owned subsidiary that is a Guarantor (as defined below) and pledge all of its equity interests in said Guarantor (the “SumUp Guarantor”) as collateral for the 2027 Notes (the “SumUp Guarantor Equity Pledge”), or (iii) sell at least 66.6% of the SumUp Equity which the Company owns, directly or indirectly, and cause such proceeds to be deposited into an account that is subject to a first priority perfected lien for the benefit of U.S. Bank Trust Company, National Association, as collateral agent, under a deposit account control agreement (the “Equity Sale and Proceeds Collateralization”), the 2027 Notes will accrue additional interest of 2.5% per annum, payable at the same time as the regular interest.

The additional interest will cease to accrue immediately upon the earlier of (i) the Equity Pledge, (ii) the SumUp Guarantor Equity Pledge or (iii) the Equity Sale and Proceeds Collateralization.

The 2027 Notes will be convertible into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at a conversion price equivalent to approximately $30 per share, subject to adjustments as set forth in the 2027 Notes Indenture, and any conversions may be settled at the Company’s option in cash and/or shares of Common Stock. If the Company undergoes a fundamental change (as defined in the 2027 Notes Indenture), holders of the 2027 Notes have the right to require the Company to repurchase for cash all or any portion of their 2027 Notes at a fundamental change repurchase price equal to 100% of the principal amount of the 2027 Notes to be repurchased, plus accrued and unpaid interest if any, to, but excluding, the fundamental change repurchase date. In addition, upon the occurrence of a make-whole fundamental change (as defined in the 2027 Notes Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its 2027 Notes in connection with such make-whole fundamental change.

Prior to the close of business on the business day immediately preceding December 15, 2026, the 2027 Notes will be convertible only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2024, and only during such calendar quarter, if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of 2027 Notes for such trading day was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events, including a fundamental change. On or after December 15, 2026, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the 2027 Notes may convert all or any portion of their 2027 Notes regardless of the foregoing conditions.

Pursuant to the 2027 Notes Indenture, the Company is entitled to not effect any conversion that will result in any holder thereof, together with any Attribution Parties (as defined in the 2027 Notes Indenture), beneficially owning more than 9.9% of the Company’s Common Stock (the “Exchange Cap”), after giving effect to such conversion. The Company’s obligation to deliver any shares of Common Stock that will result in any holder thereof to exceed the Exchange Cap (the “Excess Shares”) is not extinguished and is suspended until such holder advises the Company in writing that it may receive the Excess Shares without exceeding the Exchange Cap.

The 2027 Notes will be fully and unconditionally guaranteed by certain material wholly owned domestic subsidiaries of the Company (the “Guarantors”), subject to the terms of the 2027 Notes Indenture. The 2027 Notes and related guarantees will be secured on a first-priority basis by liens on substantially all of the assets of the Company and the Guarantors (subject to certain exceptions and permitted liens).

The 2027 Notes Indenture contains customary terms and conditions as well as various affirmative and negative covenants that, among other things, may restrict the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, repurchase stock or make certain investments. In addition the 2027 Notes Indenture contains limitations on the Company’s and its subsidiaries’ ability to dispose of certain assets, and, in certain circumstances, requires the Company to make an offer to repurchase the 2027 Notes using proceeds from certain asset sales at a price of par plus accrued and unpaid interest, and a premium equal to the lesser of all remaining interest on the 2027 Notes or one year of accrued interest on the 2027 Notes.

The Indenture contains customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the 2027 Notes (which, in the case of a default in the payment of interest on the 2027 Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company in its other obligations or agreements under the Indenture or the 2027 Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain defaults by the Company or any of its significant subsidiaries with respect to indebtedness for borrowed money of at least $35.0 million; (vi) a final judgment for payment of at least $35.0 million in the aggregate rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (a) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (b) the date on which all rights to appeal have been extinguished; and (vii) certain events of bankruptcy, insolvency and reorganization involving the Company or any of its significant subsidiaries.

The foregoing description of the Exchange and Subscription Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Exchange and Subscription Agreement for the Exchange and form of Exchange and Subscription Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.02.    Results of Operations and Financial Condition.

On November 12, 2024, Groupon, Inc. (the "Company") issued a press release announcing its financial results for its fiscal quarter ended September 30, 2024. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

On November 12, 2024, the Company issued a press release announcing entry into the Exchange and Subscription Agreements. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference into this Item 8.01.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits:
Exhibit No.	Description
10.1	Form of Exchange and Subscription Agreement
99.1*	Earnings Press Release dated November 12, 2024
99.2*	Press Release Dated November 12, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*The information in Exhibit 99.1 and 99.2 is being furnished and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Date: November 12, 2024
By: /s/ Jiri Ponrt Name: Jiri Ponrt Title: Chief Financial Officer